EXHIBIT 11

                   SPARTECH CORPORATION AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   (In thousands, except per share data)


                                                    QUARTER ENDED
                                                February 2, February 3,
                                                    2002        2001
NET EARNINGS
  Basic net earnings                               $ 4,862    $  8,555
  Add: Distributions on Preferred Securities,
        net of tax                                       -         502

  Diluted net earnings                             $ 4,862    $  9,057

WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic weighted average common shares
        outstanding                                 26,751      26,673
  Add:  Shares issuable from assumed conversion
        of Preferred Stock                               -       1,637
  Add: Shares issuable from assumed exercise
        of options                                     468         328

  Diluted weighted average shares                   27,219      28,638
         outstanding


NET EARNINGS PER SHARE:

  Basic                                            $   .18     $   .32

  Diluted                                          $   .18     $   .32